Exhibit 10.1

Employment Agreement

This Employment Agreement (the “Agreement”) is made as of September 29, 2011, by and between Scientific Games Corporation, a Delaware corporation (the “Company” or “SGC”), and Grier C. Raclin (“Executive”).

NOW, THEREFORE, in consideration of the premises and mutual benefits to be derived herefrom and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Company and Executive, the parties hereto agree as follows.

1.       Employment; Term.  The Company hereby agrees to employ Executive, and Executive hereby accepts employment with the Company, in accordance with and subject to the terms and conditions set forth in this Agreement.  This term of employment of Executive under this Agreement (the “Term”) shall be the period commencing on October 1, 2011 (the “Start Date”) and ending on September 30, 2014, as may be extended in accordance with this Section 1 and subject to earlier termination in accordance with Section 4 hereof.  The Term shall be extended automatically without further action by either party hereto by one (1) additional year (added to the end of the Term), and then on each succeeding annual anniversary thereafter, unless either party hereto shall have given written notice to the other party hereto prior to the date which is one-hundred and twenty (120) days prior to the date upon which such extension would otherwise have become effective electing not to further extend the Term, in which case Executive’s employment shall terminate on the date upon which such extension would otherwise have become effective, unless earlier terminated in accordance with Section 4.

2.       Position, Duties & Compensation.  During the Term, Executive will serve as Senior Vice President and General Counsel of the Company and as an officer or director of any subsidiary or affiliate of the Company if elected to any such position by the stockholders or by the board of directors of any such subsidiary or affiliate, as the case may be.  In such capacities, Executive shall perform such duties and shall have such responsibilities as are normally associated with such positions, and as otherwise may be assigned to Executive from time to time by the Chief Executive Officer of the Company, to whom Executive will report, or upon the authority of the board of directors of the Company (the “Board”).  Subject to Section 4(e) hereof, Executive’s functions, duties and responsibilities are subject to reasonable changes as the Company may in good faith determine from time to time.  Executive hereby agrees to accept such employment and to serve the Company and its subsidiaries and affiliates to the best of Executive’s ability in such capacities, devoting all of Executive’s business time to such employment.  As part of Executive’s responsibilities, the Compliance and Legal functions will report to Executive and Executive will be responsible for all legal affairs of the Company worldwide.

(a)           Base Salary.  During the Term, Executive will receive a base salary of six hundred fifty thousand U.S. dollars (US$650,000) per annum (pro-rated for any partial year), payable in accordance with the Company’s regular payroll practices and subject to such deductions or amounts to be withheld as required by applicable law and regulations or as may be agreed to by Executive.  In the event that the Company, in its sole discretion, from time to time determines to increase Executive’s base salary, such increased amount shall, from and after the effective date of such increase, constitute the “base salary” of Executive for purposes of this

Agreement.

(b)           Incentive Compensation.  Executive shall have the opportunity annually to earn incentive compensation in amounts determined by the Compensation Committee of the Board (the “Compensation Committee”) in accordance with the applicable incentive compensation plan of the Company as in effect from time to time (“Incentive Compensation”).  Under such plan, Executive shall have the opportunity annually (beginning on a pro-rated basis with respect to the 2011 performance period) to earn up to 66.7% of Executive’s base salary as Incentive Compensation at “target opportunity” (“Target Bonus”) and up to 133% of Executive’s base salary as Incentive Compensation at “maximum opportunity” on the terms and subject to the conditions of such plan (any such Incentive Compensation to be subject to such deductions or amounts to be withheld as required by applicable law and regulations or as may be agreed to by Executive).   For the year 2012, the Executive will receive Incentive Compensation in accordance with the applicable incentive compensation plan of the Company but such Incentive Compensation shall not be less than $300,000.

(c)           Eligibility for Annual Equity Awards.  Executive shall be eligible (beginning in 2012) to receive an annual grant of stock options, restricted stock units or other equity awards in the sole discretion of the Compensation Committee and in accordance with the applicable plans and programs for senior executives of the Company and subject to the Company’s right to at any time amend or terminate any such plan or program, so long as any such change does not adversely affect any previously-granted or vested interest of Executive under any such plan or program.

(d)           Expense Reimbursement.  Subject to Section 4(g) hereof, the Company shall reimburse Executive for all reasonable and necessary travel, business entertainment and other business expenses incurred by Executive in connection with the performance of Executive’s duties under this Agreement, on a timely basis upon timely submission by Executive of vouchers therefore in accordance with the Company’s standard policies and procedures.

(e)           Health and Welfare Benefits.  Executive shall be entitled to participate, without discrimination or duplication, in any and all medical insurance, group health, disability, life insurance, accidental death and dismemberment insurance, 401(k) or other retirement, deferred compensation, stock ownership and such other plans and programs which are made generally available by the Company to similarly situated Executives in accordance with the terms of such plans and programs and subject to the right of the Company (or its applicable affiliate) to at any time amend or terminate any such plan or program.  Executive shall be entitled to four (4) weeks paid vacation per year, holidays and any other time off in accordance with the Company’s policies in effect from time to time.

(f)            Sign-On Award.  Executive will be granted on the business day immediately following the Start Date fifty thousand (50,000) Restricted Stock Units and one hundred and fifty thousand (150,000) stock options (with an exercise price equal to the average of the high and low sales prices of SGC’s common stock on the trading day immediately prior to the grant date) pursuant to, and subject to Executive’s execution of, an equity award agreement in the form attached hereto (the “Equity Award Agreement”) (the “Sign-On Award”).  The Equity Award Agreement shall provide that the Sign-On Award shall vest and become exercisable with respect to twenty-five percent (25%)

of the shares of SGC common stock subject to such Sign-On Award on each of the first four anniversaries of the date of grant of the Sign-On Award, subject to any applicable provisions relating to accelerated vesting and forfeiture as described in this Agreement or the Equity Award Agreement.

(g)           Relocation Assistance.  The Company will provide Executive with assistance in relocating from St. Louis, Mo. to the New York City area as specified in Appendix A.

3.             Taxes and Internal Revenue Code 409A.

(a)           Payment of all compensation and benefits to Executive specified in Section 2 and in Section 4 of this Agreement shall be subject to all legally required and customary withholdings.

(b)           To the extent that Section 4 or any other section of this Agreement provides for the payment of non-qualified deferred compensation benefits in connection with a separation of service under Section 409A(2)(a)(i) of the United States Internal Revenue Code (the “Code”),  any termination of Executive’s employment triggering payment of benefits must constitute a “separation from service” under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h) before distribution of such benefits can commence.  To the extent that the termination of Executive’s employment does not constitute a separation of service under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h) (as the result of further services that are reasonably anticipated to be provided by him to the Company at the time his employment terminates), any benefits payable under Section 4 or under any other section of this Agreement that constitute deferred compensation under Section 409A of the Code shall be delayed until after the date of a subsequent event constituting a separation of service under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h).  For purposes of clarification, this Section 3(b) shall not cause any forfeiture of benefits on Executive’s part, but shall only act as a delay until such time as a separation from service occurs.

(c)           If at the time of Executive’s “separation from service” with the Company other than as a result of Executive’s death (i) Executive is a “specified employee” (as defined in Section 409A(a)(2)(B)(i) of the Code), (ii) one or more of the payments or benefits received or to be received by Executive pursuant to this Agreement would constitute deferred compensation subject to Section 409A, and (iii) the deferral of the commencement of any such payments or benefits otherwise payable hereunder as a result of such separation from service is necessary in order to prevent any accelerated or additional tax under Section 409A, then the Company will defer the commencement of the payment of any such payments or benefits hereunder to the extent necessary (without any reduction in such payments or benefits ultimately paid or provided to Executive) until the date that is the business day following the six (6) month anniversary of Executive’s separation from service with the Company (or the earliest date as is permitted under Section 409A).  If any payments or benefits are delayed, the Executive shall receive such payments and benefits in accordance with the terms set forth in Sections 4 (h).

(d)           The Company makes no representations regarding the tax implications of the compensation and benefits to be paid to Executive under this Agreement, including, without limitation, under Section 409A and applicable administrative guidance and regulations.  Section 409A governs plans and arrangements that provide “nonqualified deferred compensation” (as defined under the Code) which may include, among others, nonqualified retirement plans, bonus plans, stock option plans, employment agreements and severance agreements.  In the event that any provision of this Agreement is ambiguous such that one interpretation of the provision would not impose the excise tax under Section 409A and another interpretation of the provision would impose the excise tax under Section 409A, each party intends that this Agreement be interpreted so the excise tax would not be imposed.  Further, the Company reserves the right to provide compensation and benefits under any plan or arrangement in amounts, at times and in a manner that minimizes taxes, interest or penalties as a result of Section 409A.  In addition, in the event any benefits or amounts paid hereunder are deemed to be subject to Section 409A, including payments under Section 4 of this Agreement, Executive consents to the Company adopting such conforming amendments as the Company deems necessary, in its reasonable discretion, to comply with Section 409A (including, but not limited to, delaying payment until six (6) months following termination of employment).  Furthermore, to the extent any payments of money or other benefits due to Executive hereunder could cause the application of an accelerated or additional tax under Section 409A, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A, or otherwise such payments or other benefits shall be restructured, to the extent possible, in a manner determined by the Company that does not cause such an accelerated or additional tax.

(e)           To the extent any reimbursement or in-kind benefit due to Executive under this Agreement constitutes deferred compensation under Section 409A, any such reimbursement or in-kind benefit shall be paid to Executive in a manner consistent with Treas. Reg. §1.409A-3(i)(1)(iv).

(f)            Each payment made under this Agreement shall be designated as a “separate payment” within the meaning of Section 409A.

4.             Termination of Employment.  Executive’s employment may be terminated at any time prior to the end of the Term under the terms described in this Section 4.

(a)           Termination by Executive for Other than Good Reason.  Executive may terminate Executive’s employment hereunder for any reason or no reason upon 60 days’ prior written notice to the Company referring to this Section 4(a); provided, however, that a termination by Executive for “Good Reason” (as defined below) shall not constitute a termination by Executive for other than Good Reason pursuant to this Section 4(a).  In the event Executive terminates Executive’s employment for other than Good Reason, Executive shall be entitled only to the following compensation and benefits (collectively, the “Standard Termination Payments”):

(i)         any accrued but unpaid base salary for services rendered by Executive to the date of such termination, payable in accordance with the Company’s regular payroll practices and subject to such deductions or amounts to be withheld as required by applicable law and regulations or as may be agreed to by Executive;

(ii)        any vested non-forfeitable amounts owing or accrued at the date of such termination under the terms of or benefit plans, programs and arrangements set forth or referred to in Section 2(d)-(g) hereof in which Executive participated during the Term will be paid under such terms or the terms and conditions of such plans, programs, and arrangements (and agreements and documents thereunder);

(iii)       except as provided in Section 5.6 hereof, all stock options, restricted stock units and other equity-based awards will be governed by the terms of the plans and programs under which such options, restricted stock units or other awards were granted; and

(iv)       reasonable business expenses and disbursements incurred by Executive prior to such termination will be reimbursed in accordance with Section 2(d) hereof.

(b)           Termination By Reason of Death.  If Executive dies during the Term, the last beneficiary designated by Executive by written notice to the Company (or, in the absence of such designation, Executive’s estate) shall be entitled only to (i) the Standard Termination Payments (including, if applicable, any benefits that may be payable under any life insurance benefit of Executive for which the Company pays premiums, in accordance with the terms of any such benefit and subject to the right of the Company (or its applicable affiliate) to at any time amend or terminate any such benefit); and (ii) an amount equal to a pro-rated Incentive Compensation that would have been paid for the year in which Executive dies based on the number of days worked in the year in which Executive dies, when such Incentive Compensation is paid to other senior executives for that year.

(c)           Termination By Reason of Total Disability.  The Company may terminate Executive’s employment in the event of Executive’s “Total Disability.”  For purposes of this Agreement, “Total Disability” shall mean Executive’s (1) becoming eligible to receive benefits under any long-term disability insurance program of the Company or (2) failure to perform the duties and responsibilities contemplated under this Agreement for a period of more than 180 days during any consecutive 12-month period due to physical or mental incapacity or impairment.  In the event that Executive’s employment is terminated by the Company by reason of Total Disability, the Company shall pay the following amounts, and make the following other benefits available, to Executive:

(i)            the Standard Termination Payments;

(ii)           Executive’s base salary paid over a twelve month period in accordance with the Company’s payroll procedures; provided such amount shall be reduced by any disability payments to which Executive may be entitled as a result of any disability plan sponsored or maintained by the Company or its affiliates providing benefits to Executive; and

(iii)          an amount equal to a pro-rated Incentive Compensation that would have been paid for the year in which termination occurs based on the number of days worked in the year in which termination occurs ,when such Incentive Compensation is paid to other senior executives for that year.

(d)           Termination by the Company for Cause.  The Company may terminate the employment of Executive at any time for “Cause.”  For purposes of this Agreement, “Cause” shall mean: (i) gross neglect by Executive of Executive’s duties hereunder; (ii) Executive’s conviction (including conviction on a nolo contendere plea) of a felony or any non-felony crime or offense involving the property of the Company or any of its subsidiaries or affiliates or evidencing moral turpitude; (iii) intentional breach by Executive of any material provision of this Agreement; (iv) material violation by Executive of a material provision of the Company’s Code of Conduct; or (v) any other willful or grossly negligent conduct of Executive that would make the continued employment of Executive by the Company materially prejudicial to the best interests of the Company.  In the event Executive’s employment is terminated for “Cause,” Executive shall not be entitled to receive any compensation or benefits under this Agreement except for the Standard Termination Payments.

(e)           Termination by the Company without Cause or by Executive for Good Reason.  The Company may terminate Executive’s employment at any time without Cause, for any reason or no reason, and Executive may terminate Executive’s employment at any time for “Good Reason.”  For purposes of this Agreement “Good Reason” shall mean that, without Executive’s prior written consent, any of the following shall have occurred:  (i) a material change, adverse to Executive, in Executive’s positions, titles, offices, or duties as provided in Section 2 hereof, except, in such case, in connection with the termination of Executive’s employment for Cause or due to Total Disability, death or expiration of the Term; (ii) an assignment of any significant duties to Executive which are materially inconsistent with Executive’s positions or offices held under Section 2 hereof; (iii) a decrease in base salary or decrease in Executive’s incentive compensation opportunities provided under this Agreement;  (iv) any other material failure by the Company to perform any material obligation under, or material breach by the Company of any material provision of, this Agreement; or (v), the Company moves the Executive’s place of assignment (office) more than fifty (50) miles from its immediately preceding location, provided, however, that a termination by Executive for Good Reason under any of clauses (i) through (v) of this Section 4(e) shall not be considered effective unless Executive shall have provided the Company with written notice of the specific reasons for such termination within thirty (30) days after he has knowledge of the event or circumstance constituting Good Reason and the Company shall have failed to cure the event or condition allegedly constituting Good Reason within thirty (30) days after such notice has been given to the Company.  In the event that Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason (and not, for the avoidance of doubt, in the event of a termination pursuant to Section 4(a), (b), (c) or (d) hereof or due to the expiration of the Term), the Company shall pay the following amounts, and make the following other benefits available, to Executive.

(i)            the Standard Termination Payments;

(ii)           an amount equal to the sum of (A) Executive’s base salary and (B) an amount equal to the highest annual Incentive Compensation paid to Executive in either of the two (2) most recent fiscal years of the Company but not more than Executive’s

Target Bonus for the-then current fiscal year (provided if Executive was not employed by the Company during the prior fiscal year, such amount shall be Executive’s Target Bonus for the then current fiscal year) (such amount under this sub-clause (ii) being the “Severance Amount”), such amount payable over a period of 12 months after such termination in accordance with Section 4(h) of this Agreement;

(iii)          no later than March 15 following the end of the year in which such termination occurs, in lieu of any Incentive Compensation for the year in which such termination occurs, payment of an amount equal to (A) the Incentive Compensation which would have been payable to Executive had Executive remained in employment with the Company during the entire year in which such termination occurred, multiplied by (B) a fraction the numerator of which is the number of days Executive was employed in the year in which such termination occurs and the denominator of which is the total number of days in the year in which such termination occurs;

(iv)          if Executive elects to continue medical coverage under the Company’s group health plan in accordance with COBRA, the monthly premiums for such coverage for a period of twelve (12) months; and

(v)           at the time of such termination, accelerated vesting of any unvested RSUs or options awarded under Section 2(f) provided that the equity will otherwise be governed by the Equity Award Agreement.

(f)            Termination by the Company without Cause or by Executive for Good Reason in connection with a Change in Control.  In the event Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason pursuant to Section 4(e) hereof and such termination occurs upon, or within one (1) year immediately following, a “Change in Control” (as defined below), Executive shall be entitled (without duplication) to the payments and benefits described in Section 4(e) hereof, except that, solely in the case of an amount otherwise payable under Sections 4(e)(ii) and (iv) hereof, such amount shall be multiplied by two (2) (i.e., an amount equal to two (2) multiplied by the sum of Executive’s base salary and Executive’s Target Bonus Amount, without duplication) and such amount shall be payable over a period of 24 months after termination in accordance with Section 4(h) of this Agreement; provided, however, to the extent that such amount under Section 4(e)(ii) is exempt from Section 409A and/or if such Change in Control constitutes a change in ownership, change in effective control or a change in ownership of a substantial portion of the assets of SGC under Regulation Section 1.409A-3(i)(5), such amount otherwise payable under Section 4(e)(ii) hereof shall be paid in a lump sum in accordance with Section 4(h) of this Agreement.  Notwithstanding the foregoing, payments pursuant to this Section 4(f) shall be reduced by the amount necessary, if any, to ensure that the aggregate compensation to be received by the Executive in connection with such Change in Control does not constitute a “parachute payment,” as such term is defined in 26 U.S.C. § 280G.

For purposes of this Agreement, a “Change in Control” shall be deemed to have occurred if: (i) any “person” as defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and as used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) of the Exchange Act but excluding SGC and any subsidiary or affiliate and any employee benefit plan sponsored or maintained by SGC or any subsidiary or affiliate (including any trustee of such plan acting as trustee) or any current stockholder of 20% or more of the outstanding common stock of SGC, directly or indirectly, becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of securities of SGC representing at least 40% of the combined voting power of the SGC’s then-outstanding securities; (ii) the stockholders of SGC approve a merger, consolidation, recapitalization, or reorganization of SGC, or a reverse stock split of any class of voting securities of SGC, or the consummation of any such transaction if stockholder approval is not obtained, other than any such transaction that would result in at least 60% of the total voting power represented by the voting securities of SGC or the surviving entity outstanding immediately after such transaction being beneficially owned by persons who together beneficially owned at least 80% of the combined voting power of the voting securities of SGC outstanding immediately prior to such transaction; provided that, for purposes of this Section 4(f), such continuity of ownership (and preservation of relative voting power) shall be deemed to be satisfied if the failure to meet such 60% threshold is due solely to the acquisition of voting securities by an employee benefit plan of SGC or such surviving entity or of any subsidiary of SGC or such surviving entity; (iii) the stockholders of SGC approve a plan of complete liquidation of SGC, an agreement for the sale or disposition by SGC of all or substantially all of its assets (or any transaction having a similar effect); or (iv) during any period of two (2) consecutive years, individuals who at the beginning of such period constitute the Board, together with any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (i), (ii) or (iii) above) whose election by the Board or nomination for election by SGC’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board.

(g)           Expiration of Term of Agreement.  In the event that this Agreement expires at the end of the Term, Executive shall not be entitled to receive any compensation or benefits under this Agreement except the Company shall pay or grant to Executive the Standard Termination Payments and, solely in the event that this Agreement expires due to the Company’s election to not renew this Agreement in accordance with its terms, the Company shall also pay or grant to Executive the following:

(1)           an amount equal to Executive’s Incentive Compensation for the full year in which the term expired when such Incentive Compensation is paid to senior executives in the following year); and

(2)           reimbursement of Executive’s cost of moving his family to a city of his choice in the US within twelve months of termination under terms substantially similar to those in Attachment A within thirty days of receiving invoices for such costs from Executive; and

(3)           Executive’s Base Salary for one year, paid over the twelve month period following expiration of the Agreement in accordance with the Company’s payroll procedures and, at the time of such expiration, the Company shall accelerate vesting and fully vest any unvested RSUs or options awarded under Section 2(f) provided that the equity will otherwise be governed by the Equity Award Agreement.

(h)           Timing of Certain Payments under Section 4.  Payments pursuant to Sections 4(c)(ii), 4(e)(ii) and 4(f) (solely with respect to the amount determined by reference to  Section 4(e)(ii) and subject to the proviso in the first sentence of Section 4(f)), if any, shall be payable in equal installments in accordance with the Company’s standard payroll practices over the applicable period of months contemplated by such Sections following the date of termination (subject to such deductions or amounts to be withheld as required by applicable law and regulations); provided, however, that if and to the extent necessary to prevent any acceleration or additional tax under Section 409A, such payments shall be made as follows:  (i) no payments shall be made for a six-month period following the date of Executive’s separation of service (as defined in Section 409A(a)(2)(B)(i) of the Code) with the Company; (ii) an amount equal to the aggregate sum that would have been otherwise payable during the initial six-month period shall be paid in a lump sum six (6) months following the date of Executive’s separation of service with the Company (subject to such deductions or amounts to be withheld as required by applicable law and regulations); and (iii) during the period beginning six (6) months following Executive’s separation of service with the Company through the remainder of the applicable period, payment of the remaining amount due shall be payable in equal installments in accordance with the Company’s standard payroll practices (subject to such deductions or amounts to be withheld as required by applicable law and regulations).  In addition, notwithstanding any other provision with respect to the timing of payments under this Agreement, if and to the extent necessary to comply with Section 409A, any amounts payable following termination of employment in a lump sum, including pursuant to Sections 4(e)(iii) and 4(f) (if the proviso in the first sentence of Section 4(f) of this Agreement is applicable), shall instead be paid six (6) months following the date of Executive’s separation of service (subject to such deductions or amounts to be withheld as required by applicable law and regulations).

(i)            No Obligation to Mitigate.  Executive shall have no obligation to mitigate damages pursuant to this Section 4, but shall be obligated to promptly advise the Company regarding obtaining other employment providing health insurance benefits with respect to services provided to another employer during any period of continued payments pursuant to this Section 4.  The Company’s obligation to make continued insurance payments to or on behalf of Executive shall be reduced by any insurance coverage obtained by Executive during the severance period through employment by another entity (without regard to when such coverage is paid).

(j)            Set-Off.  To the fullest extent permitted by law and provided an acceleration of income or the imposition of an additional tax under Section 409A would not result, any amounts otherwise due to Executive hereunder (including, without limitation, any payments pursuant to this Section 4) shall be subject to set-off with respect to any amounts Executive otherwise owes the Company or any subsidiary or affiliate thereof.

(k)           No Other Benefits or Compensation.  Except as may be provided under this Agreement, under any other written agreement between Executive and the Company, or under the terms of any plan or policy applicable to Executive, Executive shall have no right to receive any other compensation from the Company or any subsidiary or affiliate thereof, or to participate in any other plan, arrangement or benefit provided by the Company or any subsidiary or affiliate thereof, with respect to any future period after such termination or resignation.  Except for any benefits Executive has vested in pursuant to Executive’s participation in SGC’s 401(k) Plan, which benefits shall be subject to the terms and conditions set forth in such plan, Executive acknowledges and agrees that he has received all salary, consulting, incentive compensation, severance or similar payments, equity-based awards and other compensation and benefits to which he may have been entitled to from the Company or any of its subsidiaries or affiliates as of the date of this Agreement (including any payments and benefits under the Prior Employment Agreement or the Prior Consulting Agreement), and Executive acknowledges and agrees that he is entitled to no other compensation or benefits from the Company or any of its subsidiaries or affiliates of any kind or nature whatsoever in respect of periods prior to the date of this Agreement.

(l)            Release of Employment Claims; Compliance with Section 5.  Executive agrees, as a condition to receipt of any termination payments and benefits provided for in this Section 4 (other than the Standard Termination Payments), that Executive will execute a general release agreement, in a form reasonably satisfactory to the Company, releasing any and all claims arising out of Executive’s employment and the termination of such employment (other than enforcement of this Agreement).  The Company shall provide Executive with the proposed form of general release agreement referred to in the immediately preceding sentence no later than two (2) days following the date of termination.  Executive shall thereupon have 21 days to consider such general release agreement and, if he executes such general release agreement, shall have seven (7) days after execution of such general release agreement to revoke such general release agreement.  Absent such revocation, such general release agreement shall become binding on Executive.  If Executive does not revoke such general release agreement, payments contingent on such general release agreement that constitute deferred compensation under Section 409A (if any) shall be paid on the later of 60th day after the date of termination or the date such payments are otherwise scheduled to be paid pursuant to this Agreement.  The Company’s obligation to make any termination payments and benefits provided for in this Section 4 (other than the Standard Termination Payments) shall immediately cease if Executive willfully and materially breaches Section 5.1, 5.2 , 5.3, 5.4, or 5.8 hereof.

5.             Noncompetition; Non-solicitation; Nondisclosure; etc.

5.1 Noncompetition; Non-solicitation.

(a)           Executive acknowledges the highly competitive nature of the Company’s business and that access to the Company’s confidential records and proprietary information renders Executive special and unique within the Company’s industry. In consideration of the amounts that may hereafter be paid to Executive pursuant to this Agreement (including, without limitation, Sections 2 and 4 hereof), Executive agrees that during the Term (including any extensions thereof) and during the Covered Time (as defined in Section 5.1(e) hereof), Executive, alone or with others, will not, directly or indirectly, engage (as owner, investor, partner, stockholder, employer, employee, consultant, advisor, director or otherwise) in any Competing Business. For purposes of this Section 5, “Competing Business” shall mean any business: (i) involving design and production of instant lottery tickets and the management of related marketing and distribution programs; manufacture, sale, operation or management of on-line lottery systems (Lotto-type games), video gaming (as in VLT and wide area gaming), including fixed odds or server-based betting terminals and video lottery terminals; development and commercialization of licensed and other proprietary game entertainment for all lottery product channels; provision of wagering (whether pari-mutuel (pooled) or otherwise) or venue management services for racetracks and off-track betting facilities; production of prepaid cellular phone cards; or any other business in which the Company or its affiliates is then or was within the previous eighteen (18) months engaged or in which the Company, to Executive’s knowledge, intends to engage during the Term or the Covered Time; (ii) in which Executive was engaged or involved (whether in an executive or supervisory capacity or otherwise) on behalf of the Company or with respect to which Executive has obtained proprietary or confidential information; and (iii) which was conducted anywhere in the United States or in any other geographic area in which such business was conducted or planned to be conducted by the Company.

(b)           In further consideration of the amounts that may hereafter be paid to Executive pursuant to this Agreement (including, without limitation, Sections 3 and 4 hereof), Executive agrees that, during the Term (including any extensions thereof) and during the Covered Time, Executive shall not, directly or indirectly:  (i) solicit or attempt to induce any of the employees, agents, consultants or representatives of the Company to terminate his, her, or its relationship with the Company; (ii) solicit or attempt to induce any of the employees, agents, consultants or representatives of the Company to become employees, agents, consultants or representatives of any other person or entity; (iii) solicit or attempt to induce any customer, vendor or distributor of the Company to curtail or cancel any business with the Company; or (iv) hire any person who, to Executive’s actual knowledge, is, or was within 180 days prior to such hiring, an employee of the Company.

(c)           During the Term (including any extensions thereof) and during the Covered Time, Executive agrees that upon the earlier of Executive’s (i) negotiating with any Competitor (as defined below) concerning the possible employment of Executive by the Competitor, (ii) responding to (other than for the purpose of declining) an offer of employment from a Competitor, or (iii) becoming employed by a Competitor, (A) Executive will provide copies of Section 5 of this Agreement to the Competitor, and (B) in the case of any circumstance described in (iii) above occurring during the Covered Time, and in the case of any circumstance described in (i) or (ii) above occurring during the Term or during the Covered Time, Executive will promptly provide notice to the Company of such circumstances.  Executive further agrees that the Company may provide notice to a Competitor of Executive’s obligations under this Agreement.  For purposes of this Agreement, “Competitor” shall mean any person or entity (other than the Company, its subsidiaries or affiliates) that engages, directly or indirectly, in the United States in any Competing Business.

(d)           Executive understands that the restrictions in this Section 5.1 may limit Executive’s ability to earn a livelihood in a business similar to the business of the Company but nevertheless agrees and acknowledges that the consideration provided under this Agreement (including, without limitation, Sections 3 and 4 hereof) is sufficient to justify such restrictions. In consideration thereof and in light of Executive’s education, skills and abilities, Executive agrees that Executive will not assert in any forum that such restrictions prevent Executive from earning a living or otherwise should be held void or unenforceable.

(e)           For purposes of this Section 5.1, “Covered Time” shall mean the period beginning on the date of termination of Executive’s employment (the “Date of Termination”) and ending eighteen (18) months after the Date of Termination.

5.2          Proprietary Information; Inventions.

(a)           Executive acknowledges that, during the course of Executive’s employment with the Company, Executive necessarily will have (and during any employment by, or affiliation with, the Company prior to the Term has had) access to and make use of proprietary information and confidential records of the Company.  Executive covenants that Executive shall not during the Term or at any time thereafter, directly or indirectly, use for Executive’s own purpose or for the benefit of any person or entity other than the Company, nor otherwise disclose to any person or entity, any such proprietary information, unless and to the extent such disclosure has been authorized in writing by the Company or is otherwise required by law.  The term “proprietary information” means:  (i) the software products, programs, applications, and processes utilized by the Company; (ii) the name and/or address of any customer or vendor of the Company or any information concerning the transactions or relations of any customer or vendor of the Company with the Company; (iii) any information concerning any product, technology, or procedure employed by the Company but not generally known to its customers or vendors or competitors, or under development by or being tested by the Company but not at the time offered generally to customers or vendors; (iv) any information relating to the Company’s computer software, computer systems, pricing or marketing methods, sales margins, cost of goods, cost of material, capital structure, operating results, borrowing arrangements or business plans; (v) any information identified as confidential or proprietary in any line of business engaged in by the Company; (vi) any information that, to Executive’s actual knowledge, the Company ordinarily maintains as confidential or proprietary; (vii) any business plans, budgets, advertising or marketing plans; (viii) any information contained in any of the Company’s written or oral policies and procedures or manuals; (ix) any information belonging to customers, vendors or any other person or entity which the Company, to Executive’s actual knowledge, has agreed to hold in confidence; and (x) all written, graphic, electronic data and other material containing any of the foregoing.  Executive acknowledges that information that is not novel or copyrighted or patented may nonetheless be proprietary information.  The term “proprietary information” shall not include information generally known or available to the public or information that becomes available to Executive on an unrestricted, non-confidential basis from a source other than the Company or any of its directors, officers, employees, agents or other representatives (without breach of any obligation of confidentiality of which Executive has knowledge, after reasonable inquiry, at the time of the relevant disclosure by Executive).  Notwithstanding the foregoing and Section 5.3 hereof, Executive may disclose or use proprietary information or confidential records solely to the extent (A) such disclosure or use may be required or appropriate in the performance of his duties as a director or employee of the Company, (B) required to do so by a court of law, by any governmental agency having supervisory authority over the business of the Company or by any administrative or legislative body (including a committee thereof) with apparent jurisdiction to order him to divulge, disclose or make accessible such information (provided that in such case, unless prohibited by such Court of agency, Executive shall first give the Company prompt written notice of any such legal requirement, disclose no more information than is so required and cooperate fully with all efforts by the Company to obtain a protective order or similar confidentiality treatment for such information), (C) such information or records becomes generally known to the public without his violation of this Agreement, or (D) disclosed to Executive’s spouse, attorney and/or his personal tax and financial advisors to the extent reasonably necessary to advance Executive’s tax, financial and other personal planning (each an “Exempt Person”); provided, however, that any disclosure or use of any proprietary information or confidential records by an Exempt Person shall be deemed to be a breach of this Section 5.2 or Section 5.3 by Executive.

(b)           Executive agrees that all processes, technologies and inventions (collectively, “Inventions”), including new contributions, improvements, ideas and discoveries, whether patentable or not, conceived, developed, invented or made by Executive during the Term (and during any employment by, or affiliation with, the Company prior to the Term) shall belong to the Company, provided that such Inventions grew out of Executive’s work with the Company or any of its subsidiaries or affiliates, are related in any manner to the business (commercial or experimental) of the Company or any of its subsidiaries or affiliates or are conceived or made on the Company’s time or with the use of the Company’s facilities or materials.  Executive shall further:  (i) promptly disclose such Inventions to the Company; (ii) assign to the Company, without additional compensation, all patent and other rights to such Inventions for the United States and foreign countries; (iii) sign all papers necessary to carry out the foregoing; and (iv) give testimony in support of Executive’s inventorship.  If any Invention is described in a patent application or is disclosed to third parties, directly or indirectly, by Executive within two (2) years after the termination of Executive’s employment with the Company, it is to be presumed that the Invention was conceived or made during the Term.  Executive agrees that Executive will not assert any rights to any Invention as having been made or acquired by Executive prior to the date of this Agreement, except for Inventions, if any, disclosed in Exhibit B to this Agreement.

5.3           Confidentiality and Surrender of Records.  Executive shall not, during the Term or at any time thereafter (irrespective of the circumstances under which Executive’s employment by the Company terminates), except to the extent required by law, directly or indirectly publish, make known or in any fashion disclose any confidential records to, or permit any inspection or copying of confidential records by, any person or entity other than in the course of such person’s or entity’s employment or retention by the Company, nor shall Executive retain, and will deliver promptly to the Company, any of the same following termination of Executive’s employment hereunder for any reason or upon request by the Company.  For purposes hereof, “confidential records” means those portions of correspondence, memoranda, files, manuals, books, lists, financial, operating or marketing records, magnetic tape, or electronic or other media or equipment of any kind in Executive’s possession or under Executive’s control or accessible to Executive which contain any proprietary information.  All confidential records shall be and remain the sole property of the Company during the Term and thereafter.

5.4           Non-disparagement.  The Parties shall not, during the Term and thereafter, disparage in any material respect each other and, in the case of Executive, the Company, any affiliate of the Company, any of their respective businesses, any of their respective officers, directors or employees, or the reputation of any of the foregoing persons or entities.  Notwithstanding the foregoing, nothing in this Agreement shall preclude a Party from making truthful statements that are required by applicable law, regulation or legal process.

5.5           No Other Obligations.  Executive represents that Executive is not precluded or limited in Executive’s ability to undertake or perform the duties described herein by any contract, agreement or restrictive covenant.  Executive covenants that Executive shall not employ the trade secrets or proprietary information of any other person in connection with Executive’s employment by the Company without such person’s authorization.

5.6           Forfeiture of Outstanding Equity Awards; “Clawback” Policies.  The provisions of Section 4 hereof notwithstanding, if Executive willfully and materially fails to comply with Section 5.1, 5.2, 5.3, 5.4, or 5.8 hereof, all options to purchase common stock, restricted stock units and other equity-based awards granted by the Company or any of its affiliates (whether prior to, contemporaneous with, or subsequent to the date hereof) and held by Executive or a transferee of Executive shall be immediately forfeited and cancelled.  Executive acknowledges and agrees that, notwithstanding anything contained in this Agreement or any other agreement, plan or program, any incentive-based compensation or benefits contemplated under this Agreement (including Incentive Compensation and equity-based awards) shall be subject to recovery by the Company under any compensation recovery or “clawback” policy, generally applicable to senior executives of the Company , that the Company may adopt from time to time, including without limitation any policy which the Company may be required to adopt under Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the rules and regulations of the Securities and Exchange Commission thereunder or the requirements of any national securities exchange on which the Company’s or SGC’s common stock may be listed.

5.7           Enforcement.  Executive acknowledges and agrees that, by virtue of Executive’s position, services and access to and use of confidential records and proprietary information, any violation by Executive of any of the undertakings contained in this Section 5 would cause the Company immediate, substantial and irreparable injury for which it has no adequate remedy at law.  Accordingly, Executive agrees and consents to the entry of an injunction or other equitable relief by a court of competent jurisdiction restraining any violation or threatened violation of any undertaking contained in this Section 5.  Executive waives posting of any bond otherwise necessary to secure such injunction or other equitable relief.  Rights and remedies provided for in this Section 5 are cumulative and shall be in addition to rights and remedies otherwise available to the parties hereunder or under any other agreement or applicable law.

5.8           Cooperation with Regard to Litigation.  Executive agrees to cooperate reasonably with the Company, during the Term and thereafter (including following Executive’s termination of employment for any reason), by being available to testify on behalf of the Company in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative.  In addition, except to the extent that Executive has or intends to assert in good faith an interest or position adverse to or inconsistent with the interest or position of the Company, Executive agrees to cooperate reasonably with the Company, during the Term and thereafter (including following Executive’s termination of employment for any reason), to assist the Company in any such action, suit, or proceeding by providing information and meeting and consulting with the Board or its representatives or counsel, or representatives or counsel to the Company, in each case, as reasonably requested by the Company.  The Company agrees to pay (or reimburse, if already paid by Executive) all reasonable expenses actually incurred in connection with Executive’s cooperation and assistance including, without limitation, reasonable fees and disbursements of counsel, if any, chosen by Executive if Executive reasonably determines in good faith, on the advice of counsel, that the Company’s counsel may not ethically represent Executive in connection with such action, suit or proceeding due to actual or potential conflicts of interests.

5.9           Survival.  The provisions of this Section 5 shall survive the termination of the Term and any termination or expiration of this Agreement.

5.10         Company.  For purposes of this Section 5, references to the “Company” shall include the Company and each subsidiary and/or affiliate of the Company (and each of their respective joint ventures).

5.11         Subsequent Agreement.  Notwithstanding the foregoing, in the event that the Company and Executive separately agree in writing after the date hereof (including, without limitation, in any equity award agreement) to restrictive covenants, including covenants relating to non-competition, non-solicitation and/or confidentiality, such covenants will automatically (without any further action by the parties hereto) supersede and replace the corresponding covenants set forth in this Section 5, except to the extent otherwise specifically provided otherwise in such separate agreement.

6.             Code of Conduct.  Executive acknowledges that he has read SGC’s Code of Conduct and agrees to abide by such Code of Conduct, as amended or supplemented from time to time, and other policies applicable to employees and executives of SGC or the Company.

7.             Indemnification.  The Company shall indemnify Executive to the full extent permitted under Delaware law, the Company’s Certificate of Incorporation or By-Laws and pursuant to any other agreements or policies in effect from time to time in connection with any action, suit or proceeding to which Executive may be made a party by reason of Executive being an officer, director or employee of the Company or of any subsidiary or affiliate of the Company.  The Company will obtain and maintain D&O and professional liability insurance in an amount reasonably determined by the Company’s Board of Directors covering the Executive’s acts during his tenure.

8.             Assignability; Binding Effect.  Neither this Agreement nor the rights or obligations hereunder of the parties hereto shall be transferable or assignable by Executive, except in accordance with the laws of descent and distribution and as specified below.  The Company may assign this Agreement and the Company’s rights and obligations hereunder to any affiliate of the Company, provided that upon any such assignment the Company shall remain liable for the obligations to Executive hereunder.  This Agreement shall be binding upon and inure to the benefit of Executive, Executive’s heirs, executors, administrators, and beneficiaries, and shall be binding upon and inure to the benefit of the Company and its successors and assigns.

9.             Complete Understanding; Amendment; Waiver.  This Agreement constitutes the complete understanding between the parties hereto with respect to the employment of Executive and supersedes all other prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof, and no statement, representation, warranty or covenant has been made by either party hereto with respect thereto except as expressly set forth herein.  This Agreement shall not be modified, amended or terminated except by a written instrument signed by each of the parties hereto.  Any waiver of any term or provision hereof, or of the application of any such term or provision to any circumstances, shall be in writing signed by the party hereto charged with giving such waiver.  Waiver by either party hereto of any breach hereunder by the other party hereto shall not operate as a waiver of any other breach, whether similar to or different from the breach waived.  No delay by either party hereto in the exercise of any rights or remedies shall operate as a waiver thereof, and no single or partial exercise by either party hereto of any such right or remedy shall preclude other or further exercise thereof.

10.           Severability.  If any provision of this Agreement or the application of any such provision to any person or circumstances shall be determined by any court of competent jurisdiction to be invalid or unenforceable to any extent, the remainder of this Agreement, or the application of such provision to such person or circumstances other than those to which it is so determined to be invalid or unenforceable, shall not be affected thereby, and each provision hereof shall be enforced to the fullest extent permitted by law.  If any provision of this Agreement, or any part thereof, is held to be invalid or unenforceable because of the scope or duration of or the area covered by such provision, the parties hereto agree that the court making such determination shall reduce the scope, duration and/or area of such provision (and shall substitute appropriate provisions for any such invalid or unenforceable provisions) in order to make such provision enforceable to the fullest extent permitted by law and/or shall delete specific words and phrases, and such modified provision shall then be enforceable and shall be enforced.  The parties hereto recognize that if, in any judicial proceeding, a court shall refuse to enforce any of the separate covenants contained in this Agreement, then that invalid or unenforceable covenant contained in this Agreement shall be deemed eliminated from these provisions to the extent necessary to permit the remaining separate covenants to be enforced.  In the event that any court determines that the time period or the area, or both, are unreasonable and that any of the covenants is to that extent invalid or unenforceable, the parties hereto agree that such covenants will remain in full force and effect, first, for the greatest time period, and second, in the greatest geographical area that would not render them unenforceable.

11.           Survivability.  The provisions of this Agreement which by their terms call for performance subsequent to termination of Executive’s employment hereunder, or of this Agreement, shall so survive such termination, whether or not such provisions expressly state that they shall so survive.

12.           Governing Law; Arbitration.

(a)           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be wholly performed within that State, without regard to its conflict of laws provisions.

(b)           Arbitration.

(i)            Executive and the Company agree that, except for claims for workers’ compensation, unemployment compensation, and any other claim that is non-

arbitrable under applicable law, final and binding arbitration shall be the exclusive forum for any dispute or controversy between them, including, without limitation, disputes arising under or in connection with this Agreement, Executive’s employment, and/or termination of employment, with the Company; provided, however, that the Company shall be entitled to commence an action in any court of competent jurisdiction for injunctive relief in connection with any alleged actual or threatened violation of any provision of Section 5 hereof, and the Executive shall be entitled to commence an action in any court of competent jurisdiction for injunctive relief in connection with any alleged actual or threatened violation of applicable provisions of Section 5.4 and 5.8.  Judgment may be entered on the arbitrators’ award in any court having jurisdiction.  For purposes of entering such judgment or seeking injunctive relief with regard to Section 5 hereof, the Company and Executive hereby consent to the jurisdiction of any or all of the following courts: (i) the United States District Court for the Southern District of New York; (ii) the Supreme Court of the State of New York, New York County; or (iii) any other court having jurisdiction; provided that damages for any alleged violation of Section 5 hereof, as well as any claim, counterclaim or cross-claim brought by Executive or any third-party in response to, or in connection with any court action commenced by the Company seeking said injunctive relief shall remain exclusively subject to final and binding arbitration as provided for herein.  The Company and Executive hereby waive, to the fullest extent permitted by applicable law, any objection which either may now or hereafter have to such jurisdiction, venue and any defense of inconvenient forum.   Thus, except for the claims carved out above, this Agreement includes all common-law and statutory claims (whether arising under federal state or local law), including, but not limited to, any claim for breach of contract, fraud, fraud in the inducement, unpaid wages, wrongful termination, and gender, age, national origin, sexual orientation, marital status, disability, or any other protected status.

(ii)           Any arbitration under this Agreement shall be filed exclusively with, and administered by, the American Arbitration Association in New York, New York before three arbitrators, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association in effect at the time of submission to arbitration.  The Company and Executive hereby agree that a judgment upon an award rendered by the arbitrators may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  The Company shall pay all costs uniquely attributable to arbitration, including the administrative fees and costs of the arbitrators.  Each party shall pay that party’s own costs and attorney fees, if any, unless the arbitrators rule otherwise.  Executive understands that he is giving up no substantive rights, and this Agreement simply governs forum.  The arbitrators shall apply the same standards a court would apply to award any damages, attorney fees or costs.  Executive shall not be required to pay any fee or cost that he would not otherwise be required to pay in a court action, unless so ordered by the arbitrators.

EXECUTIVE INITIALS: GCR	COMPANY INITIALS: IHR

(c)           WAIVER OF JURY TRIAL.  BY SIGNING THIS AGREEMENT, EXECUTIVE AND THE COMPANY ACKNOWLEDGE THAT THE RIGHT TO A COURT TRIAL AND TRIAL BY JURY IS OF VALUE, AND KNOWINGLY

AND VOLUNTARILY WAIVE THAT RIGHT FOR ANY DISPUTE SUBJECT TO THE TERMS OF THIS ARBITRATION PROVISION.

13.           Titles and Captions.  All paragraph titles or captions in this Agreement are for convenience only and in no way define, limit, extend or describe the scope or intent of any provision hereof.

14.           Joint Drafting.  In recognition of the fact that the parties hereto had an equal opportunity to negotiate the language of, and draft, this Agreement, the parties acknowledge and agree that there is no single drafter of this Agreement and, therefore, the general rule that ambiguities are to be construed against the drafter is, and shall be, inapplicable.  If any language in this Agreement is found or claimed to be ambiguous, each party hereto shall have the same opportunity to present evidence as to the actual intent of the parties hereto with respect to any such ambiguous language without any inference or presumption being drawn against any party hereto.

15.           Notices.  All notices and other communications to be given or to otherwise be made to any party to this Agreement shall be deemed to be sufficient if contained in a written instrument delivered in person or duly sent by certified mail or by a recognized national courier service, postage or charges prepaid, (a) to Scientific Games Corporation, Attn Chief Executive Officer, at 750 Lexington Avenue, 25th Floor, New York, NY 10022, (b) to Executive, at the last address shown in the Company’s records, or (c) to such other replacement address as may be designated in writing by the addressee to the addressor.

IN WITNESS WHEREOF, each of the parties hereto has duly executed this Agreement as of the date above written.

SCIENTIFIC GAMES CORPORATION

By:	/s/ Ira H. Raphaelson
Name:	Ira H. Raphaelson
Title:	Vice President, General Counsel and Secretary

EXECUTIVE

/s/ Grier C. Raclin
Name:	Grier C. Raclin

Appendix A — Relocation Assistance

The Company will provide Executive the following reasonable relocation assistance, up to a maximum reimbursement of $200,000:

1.     House hunting trips for Executive and spouse, including airfare, lodging, meals and rental car;

2.     Assistance with finding a real estate agent in the New York City area;

3.     Closing costs in connection with the sale of principal residence in St. Louis, Mo. and purchase of a principal residence in the New York City area.

4.     Temporary living expenses in the New York City area for up to sixty (90) days;

5.     Return trips to St. Louis, Mo. while family stays behind;

6.     Packing, loading, shipment, unloading and limited unpacking of household goods and up to two cars;

7.     Expenses of final move from St. Louis, Mo. to New York City area.

The Company’s responsibility for any of the foregoing fees and expense is subject to reasonable coordination with the Company’s Human Resources Department (or its designated relocation agent).  Reimbursement of any expenses shall be subject to submission of receipts or other appropriate documentation.  In the event that, within 12 months of your Start Date, you voluntarily terminate your employment with the Company without Good Reason or are terminated for Cause (as such terms are defined in the Agreement), you agree to repay to the Company the aggregate amount of relocation expenses provided to you.

Exhibit A

Form of Equity Award Agreement

Exhibit B

Inventions

None